UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 30, 2011

YRC Worldwide Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-12255	48-0948788
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10990 Roe Avenue, Overland Park, Kansas 66211

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (913) 696-6100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 30, 2011, the Board of Directors (the “Board”) of YRC Worldwide Inc. (the “Company”) approved the YRC Worldwide Inc. Director Compensation Plan (the “Director Plan”), effective August 30, 2011. All of the non-employee directors of the Company, which includes Raymond J. Bromark, Douglas A. Carty, Matthew A. Doheny, Robert L. Friedman, James E. Hoffman, Michael J. Kneeland, Harry J. Wilson and James F. Winestock, will participate in the Director Plan. The Director Plan provides for:

(i) annual cash retainer of $75,000 for service on the Board ($125,000 for service as the Chairman of the Board), with additional retainers of $15,000 for service as the Audit/Ethics Committee Chairperson and $10,000 for other Committee Chairpersons;

(ii) following (A) the completion of the reverse merger of the Company into a subsidiary of the Company in which the Company survives the merger, (B) the Board’s adoption of a new equity incentive plan, and (C) the effective date of a reverse stock split of the Company’s common stock, a grant of restricted stock units (“RSUs”) equal to $100,000 divided by $0.1134 (the conversion ratio of the Company’s Series A Convertible Senior Secured Notes), which grant shall be adjusted proportionately to reflect the reverse stock split;

(iii) with respect to the period from September 15, 2011 through the date of the annual stockholders’ meeting held in 2012, a grant of RSUs equal to $83,333 divided by the 30 day average closing price preceding the date of grant, to be made on the first business day following the annual stockholders’ meeting held in 2012; and

(iv) on the first business day following the annual stockholders’ meeting held in 2013 and annually each year thereafter, a grant of RSUs equal to $100,000 divided by the 30 day average closing price preceding the date of grant.

No additional compensation will be paid for attendance or participation at Board or committee meetings.

The RSUs described above will vest one-third on each of the grant date, first anniversary of the grant date, and second anniversary of the grant date. Grants of RSUs will be made pursuant to a standard form of restricted stock unit agreement for non-employee directors, also adopted by the Board on August 30, 2011 (the “Award Agreement”).

If a non-employee director serves his full term and chooses not to stand for re-election or is not re-elected, all unvested RSUs will continue to vest in accordance with their terms. In addition, the non-employee director would receive a full RSU award with respect to the most recent Board term. If a non-employee director’s service ends due to death or disability, all unvested RSUs will immediately vest and the non-employee director would also receive a full RSU award with respect to the then current term. If a non-employee director resigns prior to completing a full term, all unvested RSUs will be forfeited (unless the Board determines otherwise) and the director would be granted a pro-rated RSU award with respect to his or her final term of service equal in value to the following: $100,000 times the participant’s period of service during his or her final term times one-third. The director would not be entitled to the remaining two-thirds of the RSU award attributable to his or her final term of service (unless the Board determines otherwise). If a non-employee director is involuntarily removed from the Board, all unvested RSUs will be forfeited (unless the Board determines otherwise) and the director would not be entitled to an RSU award with respect to his or her final term of service. In addition, all unvested RSUs shall vest upon a change of control (as defined in the Award Agreement).

A non-employee director may elect to defer receipt of all or a portion of an equity award pursuant to the terms of the Director Plan.

Item 8.01 Other Events.

The Company currently intends to hold its 2011 annual stockholders’ meeting (the “2011 Annual Meeting”) on or about November 30, 2011, at the Company’s principal executive offices in Overland Park, Kansas.

Because the expected date of the 2011 Annual Meeting represents a change of more than 30 days from the anniversary of the Company’s 2010 annual stockholders’ meeting, the Company has set a new deadline for the receipt of stockholder proposals submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), for inclusion in the Company’s proxy materials for the 2011 Annual Meeting. In order to be considered for inclusion, such proposals must be received in writing by the Company before the close of business on September 30, 2011.

Proposals must also comply with the applicable requirements of Rule 14a-8 of the Exchange Act regarding the inclusion of stockholder proposals in Company-sponsored proxy materials and other applicable laws. The September 30, 2011 deadline will also apply in determining whether notice of a stockholder proposal is timely for purposes of exercising discretionary voting authority with respect to proxies under Rule 14a-4(c) under the Exchange Act.

Additionally, in order for a stockholder to bring business before the 2011 Annual Meeting outside of Rule 14a-8 of the Exchange Act or to nominate a director, it must provide timely notice within the applicable time period set forth in the advance notice provisions of the Company Bylaws (the “Bylaws”). The Bylaws provide that the Secretary of the Company must receive written notice of any proposed business at the principal executive offices of the Company not less than 60 days nor more than 90 days prior to the date of the 2011 Annual Meeting, and the stockholder must otherwise comply with the requirements set forth in the Bylaws. The Bylaws provide that the Secretary of the Company must receive written notice of a director nomination not less than 14 days nor more than 50 days prior to the date of the 2011 Annual Meeting and the nomination must otherwise comply with the requirements set forth in the Bylaws.

Any stockholder proposal for inclusion in the Company’s proxy materials, notice of proposed business to be brought before the 2011 Annual Meeting or director nomination should be sent to the Company’s Secretary at YRC Worldwide Inc., 10990 Roe Avenue, Overland Park, Kansas 66211.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

YRC WORLDWIDE INC.

Date: August 31, 2011	By:	/s/ Jeff P. Bennett
Jeff P. Bennett
Vice President-Legal, Interim General Counsel and Secretary

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